Exhibit 4.4

AMENDMENT (SUBJECT TO STOCKHOLDER APPROVAL) TO

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

AMENDED AND RESTATED

1993 STOCK INCENTIVE PLAN

The second sentence of Section 3 is hereby deleted in its entirety and replaced with the following:

“The maximum number of Common Shares that may be issued pursuant to all grants under this Plan shall not exceed 11,593,489, plus shares attributable to awards that were forfeited or cancelled under the Predecessor Plans.”